Exhibit 3.62

ARTICLES OF INCORPORATION

OF

APLC-One, Inc.

* * * * *

The undersigned, being a natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Utah Revised Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I: NAME

The name of the corporation (the “Corporation”) is APLC-One, Inc.

ARTICLE II: DURATION

The period of the Corporation shall be perpetual unless sooner merged or dissolved according to law.

ARTICLE III: PURPOSES

The purpose or purposes for which the Corporation is organized are: to engage in retail and other business activities and any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV: AUTHORIZED SHARES

The Corporation shall have authority to issue a total of 1,000 shares common stock, par value $1.00 per share (hereinafter the “Common Stock”). The Common Stock of the Corporation shall be nonassessable and shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. On voluntary or involuntary liquidation or termination of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation which are available for distribution to shareholders, tangible and intangible, which property shall be distributed ratably in proportion to the number of shares of Common Stock held by each stockholder. Each stockholder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders. The holders of Common Stock shall not have the right to cumulate their votes for the election of directors or for any other purpose.

ARTICLE V: INCORPORATOR

The name and address of the incorporator is:

Name	Address
Mary V. Sloan	709 East South Temple,
Salt Lake City, UT 84102

ARTICLE VI: BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of each corporation is three, and the names and address of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name	Address
Victor L. Lund	709 East South Temple Salt Lake City, UT 84102

Robert P. Hermanns	709 East South Temple Salt Lake City, UT 84102

David L. Maher	709 East South Temple Salt Lake City, UT 84102

ARTICLE VII: LIMITATION ON LIABILITY

A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for any action or failure to take any action, as a director, except (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) the intentional infliction of harm on the Corporation or the shareholders, (iii) for liability arising from any action under section 16-10a-842 of the Utah Revised Business Corporation Act as it may from time to time be amended or any successor provision thereto, or (iv) an intentional violation of criminal law.

ARTICLE VIII: INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the board of directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, to the full extent permitted by the Utah Revised Business Corporation Act. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders, or otherwise.

ARTICLE IX: REGISTERED OFFICE AND REGISTERED AGENT

The post office address of the corporation’s initial registered office is c/o CT Corporation System, 50 West Broadway, Salt Lake City, Utah 84101, and the name of its initial registered agent at such address is CT Corporation System.

Dated this 29th day of January, 1997.

/s/ Mary V. Sloan
Incorporator

STATE OF Utah            )

                                        )ss;

COUNTY OF Salt Lake)

I, Denise S. Vernon, a notary public, hereby certify that on this 29th day of January, 1997, personally appeared before me, Mary V. Sloan, who, being by me first duly sworn, declared that she is the person who signed the foregoing document as incorporator and that the statements contained therein are true.

In witness whereof I have hereunto set my hand and seal this 29th day of January, A.D. 1997.

My commission expires March 3, 1999.

/s/ Denise S. Vernon
Notary Public

(NOTARIAL SEAL)

C T CORPORATION SYSTEM HAVING BEEN DESIGNATED TO ACT AS REGISTERED AGENT HEREBY AGREES TO ACT IN THIS CAPACITY.

C T CORPORATION SYSTEM

[ILLEGIBLE]
Name:
Title:

ARTICLES OF AMENDMENT

OF

APLC-ONE, INC.

A Utah Corporation

APLC-One, Inc, (the “Corporation”), pursuant to Section 16-10a-1006 of the Utah Revised Business Corporation Act, adopts the following Articles of Amendment to the Articles of Incorporation of APLC-One, Inc. :

1. The Articles of Incorporation are hereby amended to change the name of the Corporation to:

APLC Procurement, Inc.

2. This amendment to the Articles of Incorporation was approved by the Board of Directors and the sole shareholder (who holds the 1,000 outstanding shares of stock of the Corporation) of the Corporation by a consent in lieu of a meeting dated December 15, 1997.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer this 19th of December, 1997.

APLC-One, Inc.

/s/ Mark N. Schneider
Mark N. Schneider, Vice President